EXHIBIT 10.1

Description of Director Compensation

Effective April 1, 2014, non-employee directors of the Company receive $15,000 per fiscal quarter in compensation for service as director, plus $1,500 per board and committee meeting attended, except the Chairs of the Audit Committee and the Compensation, Nominating and Governance Committee, who each receive $16,250 per fiscal quarter and $1,500 per board and committee meeting attended, and except for the Independent Lead Director, who receives $17,500 per fiscal quarter and $1,500 per board and committee meeting attended. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2006 Long Term Incentive Plan. The compensation of directors may be changed from time to time by the Board of Directors without stockholder approval.